Exhibit 21.1

List of Subsidiaries

Dynacast International Inc.

Name	Jurisdiction
Dynacast International LLC	Delaware
Dynacast Finance Inc.	Delaware
KDI Acquisition LLC	Delaware
Dynacast US 1 LLC	Delaware
Dynacast, LLC (f/k/a Dynacast, Inc.)	Delaware
Dynacast MFG. Inc.	Delaware
KDI Luxembourg SARL	Luxembourg
Dynacast Parent Spanish Holding Company SL	Spain
Dynacast Espana SA	Spain
Dynacast Singapore Holdings Pte Ltd	Singapore
Dynacast Singapore 1 Pte Ltd	Singapore
Dynacast (Singapore) Pte Ltd	Singapore
Dynacast Holding GmbH	Austria
Dynacast Beteilingungs und Verwaltungs	Austria
Dynacast Österreich GmbH	Austria
Dynacast UK Parent Limited	England and Wales
Dynacast Holdings Ltd	England and Wales
Dynacast Loz Doo (Slovenia)	Slovenia
Dynacast Italia SRL	Italy
Dynacast Korea Ltd	Korea
Shanghai Dynacast Automotive Castings Ltd	China
Shanghai Dynacast Electronic Components Ltd	China
Dongguan Dynacast Precision Automotive Components Ltd	China
New Dynacast De Mexico SA de SV	Mexico
Dynacast Melaka Sdn Bhd	Malaysia
Sundaram Dynacast Ltd	India
PT Dynacast Indonesia	Indonesia
Dynacast (UK) Ltd	England and Wales
Suzhou Dynacast Precision Casting Ltd	China
Dynacast Deutschland GmbH (f/k/a Dynacast Deutschland GmbH & Co KG)	Germany
Petcin France SA	France
Dynacast Holdings SAS	France
Dynacast Canada Inc.	Canada
Dynacast France SAS	France
Dynacast (AH1) Ltd	England and Wales
Dynacast Ltd	Canada
Fishercast UK Ltd	England and Wales